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                                                                Exhibit 8(a)-1.1


                              GW SIERRA TRUST FUNDS

                      Amendment No. 1 to Custody Agreement

                                February 5, 1991

Boston Safe Deposit and Trust Company
One Boston Place
Boston, MA 02108

Dear Sirs:

         This letter is to confirm that the undersigned, GW Sierra Trust Funds (the "Trust"), a Massachusetts business trust, has agreed that the Custody Agreement between the Trust and Boston Safe Deposit and Trust Company (the "Custodian") dated July 7, 1989, is herewith amended so that the definition of "Written Instructions" included in Section 1(m) is revised as follows:

         "Written Instructions" shall mean a communication actually received by the Custodian from a person reasonably believed by the Custodian to be an Authorized Person by any system whereby the receiver of such communication is able to verify through codes or otherwise with a reasonable degree of certainty the authenticity of the sender of such communication; however, "Written Instructions" from the Trust's Sub-Administrator, The Boston Company Advisors, Inc., to the Custodian shall mean an electronic communication transmitted by Fund accountants and their managers (who have been provided an access code by the Sub-Administrator) and actually received by the Custodian.

         If the foregoing is in accordance with your understanding, will you so indicate by signing and returning to us the enclosed copy hereof.

                                        Very truly yours,

                                        GW SIERRA TRUST FUNDS

                                        By:  /s/ F. BRIAN CERINI
                                            ---------------------------------


Accepted and agreed to:

BOSTON SAFE DEPOSIT AND TRUST COMPANY

By:  /s/ [SIG]
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